Exhibit 5.1

[Letterhead of Fredrikson & Byron, P.A.]

October 14, 2011

Cardiovascular Systems, Inc.

651 Campus Drive

St. Paul, Minnesota 55112-3495

Re:             Cardiovascular Systems, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as corporate counsel for Cardiovascular Systems, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the selling stockholders identified therein and the Company advise relates to the resale by the selling stockholders of an aggregate of 328,988 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which shares they and the Company represent consist of 161,747 shares of issued and outstanding Common Stock (the “Shares”) and 167,241 shares (the “Warrant Shares”) issuable upon the exercise of outstanding warrants to purchase Common Stock previously issued by the Company (the “Warrants”).

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of public officials as we deemed necessary for purposes of the opinions expressed below. In our examination, we have assumed the genuineness and authenticity of all documents submitted to us as originals and all signatures, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based on, and subject to, the foregoing and upon representations and information provided by the Company, its officers or directors, or the selling stockholders, it is our opinion as of this date that:

1. The Shares are validly issued, fully paid and nonassessable.

2. The Warrant Shares will, upon exercise of the Warrants by the applicable Selling Stockholders in accordance with the terms of the Warrants and the issuance and delivery of the Warrant Shares against receipt by the Company of the consideration for the Warrant Shares pursuant to the terms of the Warrants, be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and reference to our firm under the heading “Legal Matters” in the Registration Statement and the related prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Fredrikson & Byron, P.A.
FREDRIKSON & BYRON, P.A.